Exhibit 99.1

More information:

Torrey Martin

SVP, Communications and Corporate Development

203.956.8746

tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2016

REAFFIRMS FULL YEAR GUIDANCE FOR 2016

STAMFORD, Conn., July 27, 2016 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended June 30, 2016 (the “second quarter” or “quarter”) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

“We are pleased with our results in the second quarter, as our three core businesses – loyalty, customer engagement and insurance – produced solid results and position the Company for sustainable long-term success,” said Todd Siegel, the Company’s Chief Executive Officer.

“As we continue to execute against our strategic plans,” Siegel continued, “we expect, as anticipated, that our 2016 Adjusted EBITDA will be in a range of $230 million to $245 million assuming 2015 year-end foreign exchange rates. Further, based on our solid results so far this year, as well as certain new initiatives currently being implemented, we remain confident that the Company will return to growth in 2017 led by the continued success of our leading loyalty and customer engagement solutions.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a presentation of Adjusted EBITDA by segment. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Second Quarter Net Revenues

•	Net revenues for the second quarter of 2016 decreased 17.3%, from $295.0 million in the second quarter of 2015 to $244.0 million. The decrease in overall net revenues was primarily due to expected revenue declines in Legacy Membership and Package, as well as lower Global Loyalty, Global Customer Engagement and Insurance Solutions revenue.

•	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the second quarter of 2016 decreased 5.6%, from $205.6 million in the second quarter of 2015 to $194.0 million. On a currency consistent basis, net revenues for the three core business segments were $195.7 million in the second quarter of 2016.

•	Net revenues for the Legacy Membership and Package segment decreased 43.8%, from $89.7 million in the second quarter of 2015 to $50.4 million.

Second Quarter Operating Results

•	Adjusted EBITDA (as defined in Note (f) of Table 6) was $57.0 million as compared to $62.1 million for the second quarter of 2015, a decrease of 8.2%.

•	Segment EBITDA (as defined in Note (1) of Table 5) decreased $6.4 million as the impact of lower net revenues was partially offset by lower marketing and commissions, lower operating costs, and lower general and administrative expenses.

•	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) increased $2.8 million as an increase in Global Customer Engagement Segment EBITDA was partially offset by a slight decline in Insurance Solutions and the expected declines in Global Loyalty.

•	Segment EBITDA for the Legacy Membership and Package segment decreased $10.0 million primarily due to lower net revenues which were partially offset by lower marketing and commissions and lower operating costs including cost savings initiatives.

•	As compared to Segment EBITDA, second quarter Adjusted EBITDA reflects the exclusion of, among other items, $4.0 million in costs related primarily to restructuring of certain operations including related severance costs, $1.5 million in costs relating to certain litigation matters and $1.3 million of stock compensation expense.

Segment Commentary

Global Loyalty net revenues decreased by $3.9 million, or 8.9%, for the three months ended June 30, 2016 to $40.0 million as compared to $43.9 million for the three months ended June 30, 2015, as increased revenues from growth with existing clients were more than offset by lower revenue from the loss of a key client in 2015. Excluding the impact from the loss of a key client, net revenues would have increased during the same time frame.

Global Loyalty Segment EBITDA decreased by $2.1 million to $12.8 million for the three months ended June 30, 2016 as compared to $14.9 million for the three months ended June 30, 2015, as the increased contribution associated with new and existing clients was more than offset by the loss of a key client in 2015.

Global Customer Engagement net revenues decreased by $4.0 million, or 3.9%, to $98.7 million for the three months ended June 30, 2016 as compared to $102.7 million for the three months ended June 30, 2015. Net revenues decreased $2.3 million on a currency consistent basis, as a change in deal structure with a client (which impacted our net revenue but had a limited impact on Segment EBITDA) more than offset higher revenue from growth with our online partnerships in our revenue enhancement business. Net revenues declined $1.7 million from the unfavorable impact from foreign exchange.

Global Customer Engagement Segment EBITDA increased by $6.1 million to $18.1 million for the three months ended June 30, 2016 as compared to $12.0 million for the three months ended June 30, 2015, as lower net revenue was more than offset by lower marketing and commissions, lower operating costs and lower general and administrative expenses. The lower marketing and commissions were primarily due to the timing of campaign launches. The lower operating costs were primarily related to lower product and servicing costs. The lower general and administrative expenses were primarily due to a favorable impact of foreign exchange.

Insurance Solutions net revenues decreased by $3.7 million, or 6.3%, to $55.3 million for the three months ended June 30, 2016 as compared to $59.0 million for the three months ended June 30, 2015 primarily due to the impact of lower average supplemental insureds.

Insurance Solutions Segment EBITDA decreased by $1.2 million to $17.2 million for the three months ended June 30, 2016 as compared to $18.4 million for the three months ended June 30, 2015, as the impact of lower net revenues was partially offset by lower operating costs primarily from reduced marketing and commissions and lower employee related costs.

Legacy Membership and Package net revenues decreased by $39.3 million, or 43.8%, to $50.4 million for the three months ended June 30, 2016 as compared to $89.7 million for the three months ended June 30, 2015 primarily due to the expected attrition of legacy members, as well as a decline in Package revenue primarily due to the impact of lower average Package members.

Legacy Membership and Package Segment EBITDA decreased by $10.0 million to $14.4 million for the three months ended June 30, 2016 as compared to $24.4 million for the three months ended June 30, 2015 primarily due to lower net revenues resulting from the expected attrition of legacy members and Package members. Lower net revenues were partially offset by lower marketing and commissions and lower operating costs including cost savings initiatives.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs decreased by $0.8 million to $13.8 million for the three months ended June 30, 2016 as compared to $14.6 million for the three months ended June 30, 2015 primarily from lower professional fees from debt refinancing transactions.

Selected Liquidity Data

Affinion Group, Inc.

At June 30, 2016, Affinion had several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of first lien and second lien term loan facilities and a revolving credit facility.

At June 30, 2016, Affinion had $757.6 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $474.5 million (net of discounts) outstanding under its senior notes due in 2018, $113.9 million outstanding under the Affinion International Holdings Limited cash/PIK senior notes due in 2018 and $22.6 million outstanding under the Affinion Investments, LLC senior subordinated notes due in 2018.

At June 30, 2016, there were no borrowings against Affinion’s revolving credit facility and $69.2 million of the credit facility was available for borrowing, after giving effect to the issuance of $10.8 million in letters of credit.

As of June 30, 2016, Affinion’s senior secured leverage ratio was 2.66 to 1.0. The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined) and must be equal to or less than 4.25 to 1.0 at June 30, 2016.

As of June 30, 2016, Affinion’s fixed charge coverage ratio was 2.10 to 1.0. The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the six months ended June 30, 2016, Affinion’s net cash provided by operating activities was $9.6 million and the net income was $10.3 million. Pro forma Adjusted EBITDA (as defined in Note (d) of Table 7) for both ratio calculations above was $273.4 million for the twelve months ended June 30, 2016.

At June 30, 2016, Affinion had $44.3 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At June 30, 2016, Affinion Holdings had $14.0 million outstanding under its senior secured PIK/toggle notes due in 2018, in addition to Affinion’s debt instruments.

At June 30, 2016, Affinion Holdings had $45.8 million of unrestricted cash on hand, of which $1.5 million resides at Affinion Holdings.

Call-In Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended June 30, 2016 at 10:00 a.m. (ET) on Thursday, July 28, 2016. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 50411035. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight August 1, 2016 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 50411035.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended June 30, 2016 to the unaudited consolidated results of operations for the three month period ended June 30, 2015.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,600 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,150 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2016 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(In millions, except share amounts)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$45.8	$55.4
Restricted cash	27.8	29.2
Receivables (net of allowances for doubtful accounts of $3.5 and $3.1, respectively)	119.0	114.0
Profit-sharing receivables from insurance carriers	18.9	19.9
Prepaid commissions	31.4	38.4
Other current assets	63.0	85.6

Total current assets	305.9	342.5
Property and equipment, net	106.8	119.5
Contract rights and list fees, net	15.8	16.6
Goodwill	223.0	225.8
Other intangibles, net	48.9	55.0
Other non-current assets	47.2	44.9

Total assets	$747.6	$804.3

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$7.8	$7.8
Accounts payable and accrued expenses	313.4	350.3
Deferred revenue	58.4	69.3
Income taxes payable	2.2	2.4

Total current liabilities	381.8	429.8
Long-term debt	1,872.1	1,886.8
Deferred income taxes	38.2	35.9
Deferred revenue	5.6	7.7
Other long-term liabilities	25.5	27.1

Total liabilities	2,323.2	2,387.3

Commitments and contingencies
Deficit:
Common stock, $0.01 par value, 520,000,000 shares authorized, 9,093,330 shares issued and outstanding	0.1	0.1
Class C common stock, $0.01 par value, 10,000,000 shares authorized, 497,633 and 491,167 shares issued and 496,549 and 490,083 shares outstanding	—	—
Class D common stock, $0.01 par value, 10,000,000 shares authorized, 523,827 and 517,018 shares issued and 522,686 and 515,877 shares outstanding	—	—
Additional paid in capital	407.5	405.7
Accumulated deficit	(1,972.2)	(1,982.2)
Accumulated other comprehensive income	(10.6)	(6.2)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,576.3)	(1,583.7)
Non-controlling interest in subsidiary	0.7	0.7

Total deficit	(1,575.6)	(1,583.0)

Total liabilities and deficit	$747.6	$804.3

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(In millions, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net revenues	$244.0	$295.0	$498.9	$597.3

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	84.7	111.0	172.8	226.7
Operating costs	82.7	99.4	169.5	203.0
General and administrative	27.9	28.9	60.0	63.9
Facility exit costs	—	0.6	—	1.1
Depreciation and amortization	13.9	23.8	28.2	48.0

Total expenses	209.2	263.7	430.5	542.7

Income from operations	34.8	31.3	68.4	54.6
Interest income	0.1	0.1	0.2	0.1
Interest expense	(26.7)	(58.0)	(54.4)	(115.2)
Other income, net	—	0.1	—	0.6

Income (loss) before income taxes and non-controlling interest	8.2	(26.5)	14.2	(59.9)
Income tax expense	(0.9)	(1.1)	(4.0)	(3.1)

Net income (loss)	7.3	(27.6)	10.2	(63.0)
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.2)	(0.3)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$7.2	$(27.7)	$10.0	$(63.3)

Earnings per share attributable to common stockholders
Basic	$0.79		$1.09

Diluted	$0.79		$1.09

Loss per share attributable to Class A and Class B common shareholders
Basic		$(0.33)		$(0.75)

Diluted		$(0.33)		$(0.75)

Weighted average common shares outstanding
Basic	9,093,330		9,093,330

Diluted	9,094,413		9,093,926

Weighted average Class A and Class B common shares outstanding
Basic		84,842,535		84,842,535

Diluted		84,842,535		84,842,535

Net income (loss)	$7.3	$(27.6)	$10.2	$(63.0)
Currency translation adjustment, net of tax for all periods	(4.4)	1.5	(4.4)	(3.5)

Comprehensive income (loss)	2.9	(26.1)	5.8	(66.5)
Less: comprehensive income attributable to non-controlling interest	(0.1)	(0.1)	(0.2)	(0.2)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$2.8	$(26.2)	$5.6	$(66.7)

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

(In millions)

	For the Six Months Ended
	June 30, 2016	June 30, 2015
Operating Activities
Net income (loss)	$10.2	$(63.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	28.2	48.0
Amortization of debt discount and financing costs	3.0	6.5
Recovery of accounts receivable loss provided for	0.4	—
Amortization of carrying value adjustment	(18.7)	—
Facility exit costs	—	1.1
Share-based compensation	1.7	0.6
Deferred income taxes	1.5	1.5
Net change in assets and liabilities:
Restricted cash	0.5	2.2
Receivables	(6.6)	1.3
Receivables from related parties	—	4.2
Profit-sharing receivables from insurance carriers	1.0	11.8
Prepaid commissions	6.6	(3.7)
Other current assets	21.3	(5.3)
Contract rights and list fees	0.7	(1.1)
Other non-current assets	(1.3)	(8.9)
Accounts payable and accrued expenses	(27.6)	5.3
Payables to related parties	—	(0.1)
Deferred revenue	(12.1)	(6.1)
Income taxes receivable and payable	(0.4)	—
Other long-term liabilities	(2.3)	(4.7)
Other, net	0.8	2.5

Net cash provided by (used in) operating activities	6.9	(7.9)

Investing Activities
Capital expenditures	(11.7)	(15.2)
Restricted cash	0.3	(0.1)
Proceeds from sale of investment	—	1.5

Net cash used in investing activities	(11.4)	(13.8)

Financing Activities
Borrowings under revolving credit facility, net	—	54.0
Principal payments on borrowings	(4.0)	(4.1)
Dividend paid to non-controlling interest	(0.2)	—

Net cash provided by (used in) financing activities	(4.2)	49.9

Effect of changes in exchange rates on cash and cash equivalents	(0.9)	(0.5)

Net increase (decrease) in cash and cash equivalents	(9.6)	27.7
Cash and cash equivalents, beginning of period	55.4	32.3

Cash and cash equivalents, end of period	$45.8	$60.0

Supplemental Disclosure of Cash Flow Information:
Interest payments	$65.7	$91.6

Income tax payments, net of refunds	$2.6	$1.3

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Global Loyalty
Gross Transactional Sales Volume (1)	$493,450	$463,523	$974,530	$951,767
Gross Transactional Sales Volume per Transaction (1)	$151.66	$146.47	$150.98	$154.24
Total Transactions	3,254	3,165	6,455	6,171
Global Customer Engagement
Average Subscribers (2)	2,637	2,734	2,681	2,749
Annualized Net Revenue per Average Subscriber (3)	$104.31	$102.25	$104.30	$101.25
Engagement Solutions Platform Revenue	$29,925	$32,886	$62,445	$67,624
Insurance Solutions
Average Supplemental Insureds (2)	3,350	3,560	3,385	3,606
Annualized Net Revenue per Supplemental Insured (3)	$64.71	$64.95	$65.30	$64.47
Legacy Membership and Package
Average Legacy Members (2)	1,679	3,760	1,821	3,792
Annualized Net Revenue per Legacy Member	$98.81	$83.45	$96.89	$82.69

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber and Supplemental Insured are all calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three and six months ended June 30, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (f) of Table 6:

	Three Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
	(in millions)
Global Loyalty	$40.0	$43.9	$(3.9)	$12.8	$14.9	$(2.1)	$13.4	$15.0	$(1.6)
Global Customer Engagement	98.7	102.7	(4.0)	18.1	12.0	6.1	19.4	14.4	5.0
Insurance Solutions	55.3	59.0	(3.7)	17.2	18.4	(1.2)	17.1	18.4	(1.3)

Subtotal	194.0	205.6	(11.6)	48.1	45.3	2.8	49.9	47.8	2.1
Legacy Membership and Package	50.4	89.7	(39.3)	14.4	24.4	(10.0)	17.5	26.7	(9.2)
Eliminations	(0.4)	(0.3)	(0.1)	—	—	—	—	—	—
Corporate	—	—	—	(13.8)	(14.6)	0.8	(10.4)	(12.4)	2.0

Total	$244.0	$295.0	$(51.0)	48.7	55.1	(6.4)	57.0	62.1	(5.1)

Effect of purchase accounting, reorganizations and non-recurring revenues and gains							—	—	—
Certain legal costs							(1.5)	(0.9)	(0.6)
Net cost savings							(2.7)	(1.6)	(1.1)
Other, net							(4.1)	(4.5)	0.4
Depreciation and amortization				(13.9)	(23.8)	9.9	(13.9)	(23.8)	9.9

Income from operations				$34.8	$31.3	$3.5	$34.8	$31.3	$3.5

	Three Months Ended June 30, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	1.5	—	1.5
Net cost savings	—	0.6	—	1.4	0.7	2.7
Other, net	0.6	0.7	(0.1)	0.2	2.7	4.1

Total	$0.6	$1.3	$(0.1)	$3.1	$3.4	$8.3

	Three Months Ended June 30, 2015
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	0.9	—	0.9
Net cost savings	—	1.6	—	—	—	1.6
Other, net	0.1	0.8	—	1.4	2.2	4.5

Total	$0.1	$2.4	$—	$2.3	$2.2	$7.0

TABLE 5 –cont’d

	Six Months Ended June 30,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
	(in millions)
Global Loyalty	$79.9	$91.0	$(11.1)	$26.4	$30.5	$(4.1)	$26.9	$31.5	$(4.6)
Global Customer Engagement	202.3	206.8	(4.5)	37.7	24.0	13.7	40.7	27.5	13.2
Insurance Solutions	112.7	118.7	(6.0)	38.9	37.2	1.7	38.6	37.2	1.4

Subtotal	394.9	416.5	(21.6)	103.0	91.7	11.3	106.2	96.2	10.0
Legacy Membership and Package	104.6	181.5	(76.9)	24.5	38.9	(14.4)	35.7	48.6	(12.9)
Eliminations	(0.6)	(0.7)	0.1	—	—	—	—	—	—
Corporate	—	—	—	(30.9)	(28.0)	(2.9)	(25.4)	(24.3)	(1.1)

Total	$498.9	$597.3	$(98.4)	96.6	102.6	(6.0)	116.5	120.5	(4.0)

Effect of purchase accounting, reorganizations and non-recurring revenues and gains						—	—	0.1	(0.1)
Certain legal costs						—	(7.8)	(2.3)	(5.5)
Net cost savings						—	(6.9)	(8.4)	1.5
Other, net						—	(5.2)	(7.3)	2.1
Depreciation and amortization				(28.2)	(48.0)	19.8	(28.2)	(48.0)	19.8

Income from operations				$68.4	$54.6	$13.8	$68.4	$54.6	$13.8

	Six Months Ended June 30, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	7.2	0.6	—	7.8
Net cost savings	—	2.3	—	3.2	1.4	—	6.9
Other, net	0.5	0.7	(0.3)	0.8	3.5	—	5.2

Total	$0.5	$3.0	$(0.3)	$11.2	$5.5	$—	$19.9

	Six Months Ended June 30, 2015
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Impairment of goodwill and other long-lived assets	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$(0.1)	$—	$—	$—	$—	$(0.1)
Certain legal costs	—	—	—	2.3	—	—	2.3
Net cost savings	—	2.3	—	4.1	2.0	—	8.4
Other, net	1.0	1.3	—	3.3	1.7	—	7.3

Total	$1.0	$3.5	$—	$9.7	$3.7	$—	$17.9

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the twelve months ended June 30, 2016 and the three and six months ended June 30, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended June 30, 2016 and the three and six months ended June 30, 2016 and 2015 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2016 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2016	2015	2016	2015
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$208.6	$7.2	$(27.7)	$10.0	$(63.3)
Interest expense, net	152.9	26.6	57.9	54.2	115.1
Income tax expense	6.8	0.9	1.1	4.0	3.1
Non-controlling interest	0.5	0.1	0.1	0.2	0.3
Other income, net	(0.6)	—	(0.1)	—	(0.6)
Gain on extinguishment of debt	(318.9)	—	—	—	—
Depreciation and amortization	70.0	13.9	23.8	28.2	48.0
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	0.2	—	—	—	(0.1)
Certain legal costs (c)	12.6	1.5	0.9	7.8	2.3
Net cost savings (d)	13.4	2.7	1.6	6.9	8.4
Other, net (e)	119.0	4.1	4.5	5.2	7.3

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	264.5	$57.0	$62.1	$116.5	$120.5

Effect of the pro forma adjustments (h)	8.9

Adjusted EBITDA, including pro forma adjustments (i)	$273.4

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the six months ended June 30, 2015, plus consolidated financial data for the six months ended June 30, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of the former Membership Products segment, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on July 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on July 1, 2015.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the twelve months ended June 30, 2016 and the three and six months ended June 30, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve Months Ended June 30, 2016 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2016	2015	2016	2015
Net income (loss) attributable to Affinion Group Holdings, Inc.	$208.6	$7.2	$(27.7)	$10.0	$(63.3)
Interest expense, net	152.9	26.6	57.9	54.2	115.1
Income tax expense	6.8	0.9	1.1	4.0	3.1
Non-controlling interest	0.5	0.1	0.1	0.2	0.3
Other income, net	(0.6)	—	(0.1)	—	(0.6)
Gain on extinguishment of debt	(318.9)	—	—	—	—
Depreciation and amortization	70.0	13.9	23.8	28.2	48.0

Segment EBITDA	$119.3	$48.7	$55.1	$96.6	$102.6

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the six months ended June 30, 2015, plus consolidated financial data for the six months ended June 30, 2016.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the twelve months ended June 30, 2016 and the three and six months ended June 30, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2016 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2016	2015	2016	2015
	(in millions)
Net cash provided by (used in) operating activities	$29.7	$13.0	$8.9	$9.6	$(6.0)
Interest expense, net	136.1	26.3	47.2	54.1	94.1
Income tax expense	6.8	0.9	1.1	4.0	3.1
Amortization of debt discount, financing costs and carrying value adjustment	15.7	7.4	(2.4)	14.4	(4.7)
Provision for loss on accounts receivable	4.3	(0.2)	(0.4)	(0.4)	(0.4)
Deferred income taxes	(1.2)	(0.4)	(0.7)	(1.5)	(1.5)
Changes in assets and liabilities	26.4	2.7	3.3	18.1	20.5
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (b)	26.2	4.2	2.5	14.7	10.6
Other, net (c)	20.5	3.1	2.7	3.5	4.9

Adjusted EBITDA, excluding pro forma adjustments (d) (e)	264.5	$57.0	$62.2	$116.5	$120.6

Effect of the pro forma adjustments (f)	8.9

Adjusted EBITDA, including pro forma adjustments (g)	$273.4

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the six months ended June 30, 2015, plus consolidated financial data for the six months ended June 30, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization and (iv) consulting fees payable to Apollo.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on July 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(f)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on July 1, 2015.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net income (loss) attributable to Affinion Group, Inc. for the twelve months ended June 30, 2016 and the three and six months ended June 30, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2016 (a)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
		2016	2015	2016	2015
	(in millions)
Net income (loss) attributable to Affinion Group, Inc.	$22.3	$7.5	$(16.9)	$10.1	$(42.2)
Interest expense, net	136.1	26.3	47.2	54.1	94.1
Income tax expense	6.8	0.9	1.1	4.0	3.1
Non-controlling interest	0.5	0.1	0.1	0.2	0.3
Other income, net	(0.6)	—	(0.1)	—	(0.6)
Gain on extinguishment of debt	(115.8)	—	—	—	—
Depreciation and amortization	70.0	13.9	23.8	28.2	48.0
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	0.2	—	—	—	(0.1)
Certain legal costs (c)	12.6	1.5	0.9	7.8	2.3
Net cost savings (d)	13.4	2.7	1.6	6.9	8.4
Other, net (e)	119.0	4.1	4.5	5.2	7.3

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	264.5	$57.0	$62.2	$116.5	$120.6

Effect of the pro forma adjustments (h)	8.9

Adjusted EBITDA, including pro forma adjustments (i)	$273.4

Senior secured leverage ratio (j)	2.66
Fixed charge coverage ratio (k)	2.10

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the six months ended June 30, 2015, plus consolidated financial data for the six months ended June 30, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of the former Membership Products segment, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on July 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on July 1, 2015.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.
(j)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at June 30, 2016.
(k)	The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.